EXHIBIT 10.8.3




                        FIFTH AMENDMENT TO
                       CARBIDE CENTER LEASE



     THIS AMENDMENT, made as of June 30, 1994, between UNION CARBIDE CORPORATION (formerly known as UNION CARBIDE CHEMICALS AND PLASTICS COMPANY INC.), a New York corporation having offices at 39 Old Ridgebury Road, Danbury, Connecticut 06817 ("Landlord"), and PRAXAIR, INC. (formerly known as UNION CARBIDE INDUSTRIAL GASES INC.), a Delaware corporation having offices at 39 Old Ridgebury Road, Danbury Connecticut 06817 ("Tenant"),
                       W I T N E S S E T H:
     WHEREAS, by Danbury Lease Agreement dated as of January 1, 1989, as modified by First Amendment of Lease dated as of June 1, 1989, Second Amendment of Lease dated as of October 24, 1990, Third Amendment to Carbide Center Lease dated as of June 4, 1992, and Fourth Amendment to Carbide Center Lease dated as of July 1, 1992 (collectively, the "Lease"), Landlord has leased to Tenant certain office space in the building known as Carbide Center, Danbury, Connecticut, as more particularly identified in the Lease (the "Demised Premises"); and
     WHEREAS, Landlord is the tenant of Danbury Buildings, Inc.("Overlandlord"); and
     WHEREAS, the parties wish to amend the lease to clarify the computation of the Base Rent and the Additional Rent;


     NOW, THEREFORE, in consideration of the Lease and the mutual undertakings set forth herein, Landlord and Tenant hereby amend the Lease effective as of July 1, 1992 as follows:

     1.   Section 1.03(a):  The Base Rent, as set forth in
Section 1.03(a) of the Lease, shall be modified by deleting
Exhibit C-3 from the Lease and Exhibit C-4 attached hereto shall be substituted in place thereof.

     2. Section 3.06(a): Section 3.06(a) shall be modified by adding the following subdivision:
          "(vii) costs incurred after April 30, 1994 by Landlord, after reasonable consultation with Tenant, that do not otherwise qualify hereunder as Operating Expenses and that result in, and are directly related to, a net decrease in aggregate related Operating Expenses for the Building, as reasonably justified by Landlord, at least equivalent to such costs in the year incurred or thereafter (but not to exceed twenty-four (24) months)."

     3.   Section 3.06:  Delete subdivision (d) of Section 3.06.

     4. Section 3.07: Section 3.07 of the Lease shall be modified to read as follows:
          "3.07 Landlord shall furnish to Tenant on or about December 15 of each year a statement setting forth (i) the estimated Operating Expenses for the forthcoming Operational Year, and (ii) Tenant's Proportionate Share of the Operating Expenses for the Operational Year (computed on the basis of such estimate). Tenant shall pay to Landlord, together with each monthly installment of Base Rent, an amount equal to one-twelfth (1/12th) of Tenant's Proportionate Share of Operating Expenses as so estimated. Landlord shall furnish to Tenant as soon as practicable following the close of each Operational Year a detailed statement setting forth with respect to such Operational Year (i) the actual amount of the Operating Expenses, and (ii) the actual amount of Tenant's Proportionate Share of Operating Expenses, adjusted to reflect the payments on account theretofore made by Tenant; and within thirty (30) days after receipt of such statement, Tenant shall pay to Landlord the amount so shown to be payable by Tenant. The Operating Expenses for any Operational Year which is only partly within the Term shall be prorated. Landlord shall refund to Tenant any overpayment of Operating Expenses for any Operational Year within thirty (30) days after presentation of Landlord's statement of actual Operating Expenses or as soon as practicable after any termination of this Lease."

     5. Section 3.09: In Section 3.09 of the Lease, line 3, delete "any increase in."

     6. Section 3.10 (New): The following provision shall be added to the Lease:
          "3.10 Landlord shall inform Tenant within a reasonable period prior to (i) adopting annual operating budgets (commencing not later than October 30 in each Operational Year), (ii) extending or executing major service agreements (viz., involving annual payments exceeding $100,000) or (iii) incurring extraordinary expenses (viz., exceeding $100,000) with respect to Operating Expenses. Such annual budgets shall be based upon reasonable, documented cost estimates."

     7. Section 3.11 (New): The following provision shall be added to the Lease:
          "3.11 On or before November 1, 1994, Tenant shall have the right to assume or decline, for the 1995 Operational Year and the balance of the Term, responsibility for those Operating Expenses comprising Tenant Services, as identified on Schedule I attached hereto; provided, however, that (i) Tenant shall give Landlord reasonable notice of any Tenant Services work it performs in excess of $2,000.00 per job, (ii) any Tenant Services work shall conform to Building standard as to materials and workmanship, (iii) Tenant shall be liable for any damage to the Building due to such work, except to the extent of Landlord's negligence or willful misconduct, and (iv) Landlord and Tenant shall each promptly notify the other in writing of its representative with respect to all matters concerning Tenant Services. As to any safety or environmentally related items of Tenant Services, if Tenant does not perform any necessary repairs within forty-eight (48) hours after written notification from Landlord, Landlord may do so and invoice Tenant for the reasonable costs of such work. At the request of Tenant, after December 31, 1994, as to those Tenant Services for which Tenant has assumed responsibility, Landlord shall perform such Tenant Services on a project basis at a mutually agreed upon cost in each instance."

     8. Section 12.03 (New): The following provision shall be added to the Lease:
          "12.03 Tenant shall have the right to use all telecommunications and computer wiring in the Building which now services the Demised Premises or the Linde Data Center located at 55 Old Ridgebury Road, Danbury, Connecticut (the "Linde Data Center"), to install its own telephone switching equipment for the Demised Premises and the Linde Data Center in Landlord's N-0 telephone room and to use the telecommunications cables located between (i) Old Ridgebury Road and the Linde Data Center, (ii) the Linde Data Center and the Building, and (iii) Old Ridgebury Road and the Building. Further, Tenant shall have the right to repair and replace, or cause to be repaired and replaced, any such telecommunications and computer wiring, switching equipment or cables. Landlord shall cooperate fully to permit Tenant to receive telecommunications service at the Demised Premises and the Linde Data Center."



     9. Tenant hereby acknowledges that Landlord is not required by the Lease and does not intend to seek the consent of Overlandlord with respect to this Amendment.

    10. Landlord shall inform Tenant in advance of any modifications of the Prime Lease with Overlandlord and Landlord shall give to Tenant a reasonable opportunity to benefit from any transaction with Overlandlord reducing Landlord's payments to Overlandlord. Tenant will take no benefit under the Lease from any decrease in Landlord's payments of Basic Rent, Additional Rent or other amounts to Overlandlord unless Tenant has contributed in a mutually agreed proportionate amount to the cost of obtaining any such decrease. As used herein, "cost" shall include all costs and expenses incurred by Landlord and related to such reductions, whether paid to Overlandlord or to others, including but not limited to, prepayments of Basic Rent or Additional Rent and payment of transaction costs such as underwriting fees, legal fees, appraisal fees, survey fees, brokers' fees, or otherwise, of any nature whatsoever, whether similar or dissimilar to the foregoing.

    11. All terms which are defined in the Lease shall have the same meaning when used herein.



    12. Except as otherwise provided herein, the Lease shall remain in full force and effect.

    IN WITNESS WHEREOF, Landlord and Tenant have executed this
Amendment by their duly authorized officers as of the day and year first above written.

                                     UNION CARBIDE CORPORATION



                                     By: Robert F.X. Fusaro
                                         Attorney-in-Fact


                                     PRAXAIR, INC.



                                     By: David H. Chaifetz
                                         Vice President




                           EXHIBIT C-4

                            Base Rent



        Period                              Base Rent ($/Month)

1.  July 1992                               $221,020.10
    through December 1996

2.  January 1997 through                    $268,909.27
    December 2001

3.  January 2002 through                    $327,213.00
    December 2006




                           SCHEDULE I

                         Tenant Services


1.  Repair chairs/furniture
2.  Jammed cabinet/desk drawers
3.  Repair baseboards
4.  Adjust and/or repair ceiling panels
5.  Close and lost windows
6.  Repair/replace carpet and floor tiles
7. Repair doors/latches for offices, closets and conference rooms
8.  Repair furniture locks
9.  Brushlon and vinyl repair
10. Tripping hazards
11. Missing/broken outlet covers
12. Hang pictures
13. Pendaflex frames
14. Extension cords
15. Adjust chairs
16. Relamping/no power call-lights
17. Replace sprinkler caps
18. Temperature complaints where HVAC meets Lease standard
19. Faucet leaks in K-1, K-2, M-1 and M-2 support areas
20. Restroom repairs caused by improper use of Tenant's employees